Exhibit 23
Consent of Independent Registered Public Accounting Firm.
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-112215, 33-74492, 333-3398, 333-71627, 333-36222, 333-43274, 333-54652, 333-81926, 333-124588 and 333-129742) of Actel Corporation of our reports dated March 16, 2006, with respect to the consolidated financial statements and schedule of Actel Corporation, Actel Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Actel Corporation, included in this Annual Report (Form 10-K) for the year ended January 1, 2006.
/s/ Ernst & Young LLP
San Jose, California
March 16, 2006